SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                         Commission File Number 1-10215


                    Nabisco Group Holdings Capital Trust II
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             (Exact name of registrant as specified in its charter)


            7 Campus Drive Parsippany, NJ 07054-0311 (973) 682-5000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  9 1/2% Trust Originated Preferred Securities
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            (Title of each class of securities covered by this Form)


                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |X|              Rule 12h-3(b)(1)(i)    |_|
         Rule 12g-4(a)(1)(ii)    |_|              Rule 12h-3(b)(1)(ii)   |_|
         Rule 12g-4(a)(2)(i)     |_|              Rule 12h-3(b)(2)(i)    |_|
         Rule 12g-4(a)(2)(ii)    |_|              Rule 12h-3(b)(2)(ii)   |_|
                                                  Rule 15d-6             |_|


     Approximate number of holders of record as of the certification or notice date: 0
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Nabisco Group Holdings Capital Trust II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 22, 2000

                                                By: /s/ James A. Kirkman III
                                                   -----------------------------
                                                   Name:  James A. Kirkman III
                                                   Title: Regular Trustee